Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated October 1, 2023 (the “Effective Date”) is by and between Medline Industries, LP (the “Company”) and Jim Pigott (“Executive”).

RECITALS:

WHEREAS, Executive is currently employed by the Company as its Executive Vice President & Group President;

WHEREAS, effective on the Effective Date, the Company desires to continue to employ Executive in the position of Chief Operating Officer and President of the Company, and to enter into this Agreement, which will embody the terms of Executive’s employment; and

WHEREAS, Executive desires to accept such employment effective upon the Effective Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall commence employment with the Company for a period commencing on the Effective Date, on the terms and subject to the conditions set forth in this Agreement and until terminated in accordance with Section 5 of this Agreement (the “Employment Term”). Executive acknowledges and agrees that Executive’s employment with the Company is at-will. Executive further acknowledges and agrees that nothing in this Agreement gives Executive the right to remain an employee of the Company or any member of the Company Group (as defined below).

2. Position, Duties, Authority, Principal Work Location and Policies.

(a) During the Employment Term, Executive shall serve as the Chief Operating Officer and President of the Company. In such position, Executive shall have such duties, functions, responsibilities and authority as assigned to Executive by the Company from time to time. Executive shall report directly to the Chief Executive Officer of the Company. Executive also agrees to serve as an officer and/or director of any member of the Company Group, in each case without additional compensation.

(b) Executive will devote all of Executive’s business time and best efforts to the performance of Executive’s duties to the Company Group (excluding periods of approved time off or leave of absence) and will not engage in any other business activities that could conflict with Executive’s duties or services to the Company Group or otherwise materially affect the performance of Executive’s duties to the Company; provided, however, that the foregoing shall not prevent Executive from (i) serving on the board of directors (and board committees) of non-profit organizations and, with the prior written approval of the Board of Managers of Medline Holdings GP, LLC (the “Board”), for-profit organizations; (ii) participating in Charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s passive personal investments, so long as such activities do not, individually or in the aggregate, interfere or conflict with Executive’s duties and responsibilities hereunder or create an actual or potential business or fiduciary conflict.

(c) Executive’s principal work location shall be at the Company Group’s headquarters in Northfield, Illinois. Executive acknowledges that Executive shall be required to travel on business in connection with the performance of Executive’s duties hereunder.

(d) Executive’s employment is subject to, and Executive agrees to comply in all material respects with, all the terms and conditions of the Company Group’s policies and codes of conduct as applicable to Executive and as in effect from time to time.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay (or cause to be paid) to Executive a base salary (“Base Salary”) at the annual rate of $1,100,000, pro-rated for any partial year of employment and payable in regular installments in accordance with the usual payment practices of the Company Group. Executive’s Base Salary shall be subject to periodic review for increase, if any, as may be determined from time to time in the sole discretion of the Board or a committee thereof.

(b) Annual Bonus. During the Employment Term, Executive shall participate in the Company’s annual bonus program and shall be eligible to earn an annual bonus award (an “Annual Bonus”), with a target amount equal to 100% of Base Salary. The Annual Bonus shall be determined based on the achievement of certain performance objectives in a given year, as determined by the Board or a committee thereof. Any Annual Bonus earned under this Section 3(b) shall be paid to Executive within two and one-half months after the end of the applicable fiscal year, provided that Executive remains employed by the Company in good standing through the applicable payment date and has not delivered a Notice of Termination (as defined below) prior to such payment date. No Annual Bonus shall be payable in respect of any fiscal year (or other performance period) in which Executive’s employment is terminated, subject to the terms of Sections 5(c) and 5(d). Executive’s Annual Bonus for the fiscal year in which the Effective Date occurs will be calculated based on Executive’s Base Salary and target Annual Bonus amount as set forth herein.

(c) Equity Participation. For each service year during the Employment Term, Executive will be eligible to receive an annual grant of Class B Units (“Annual MIP Award”) of Mozart Management Aggregator LLC (the “Aggregator”) under and pursuant to the Mozart Management Aggregator LLC Equity Incentive Plan (the “Plan”). It is expected that Executive’s Annual MIP Award will represent approximately $3,450,000 in “dollars at work” at target, which will be converted into a target number of Class B Units of the Aggregator at the beginning of each service year during the Employment Term based on the value of a Class A Unit of the Aggregator at the beginning of each service year. The target number of Class B Units subject to the Annual MIP Award will be adjusted during the relevant service year and will be granted at the end of the relevant service year and will have a per unit price calculated based on the value of a Class A Unit of the Aggregator on the date of grant. Any Annual MIP Award is subject in all respects to (i) Executive’s employment on the applicable date of grant, (ii) formal approval of the Annual MIP Award by the Board (or committee thereof) and (iii) the terms and conditions of the Plan, the Subscription Agreement (as defined in the Plan), the Aggregator LLC Agreement (as defined in the Plan) and the Holdings LP Agreement (as defined in the Plan). This Section 3(c) shall cease to apply upon the occurrence of a Sale Transaction (as defined in the Aggregator LLC Agreement) or an initial Public Offering (as defined in the Aggregator LLC Agreement).

4. Benefits.

(a) General. During the Employment Term, Executive generally shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”), in accordance with the terms and conditions of such arrangements.

(b) Vacation. Executive shall be entitled to paid vacation on the same basis generally as other senior executives of the Company Group pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.

(c) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then-prevailing business expense policy (which shall include, without limitation, appropriate itemization and substantiation of expenses incurred).

5. Termination.

(a) The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner set forth in this Section 5; provided, that Executive shall be required to give the Company at least 60 days’ advance written notice of any termination by Executive (the “Notice Period”). Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company; provided, that Executive’s rights under any applicable equity plan and equity incentive award agreement (including the Plan and any Annual MIP Award agreement) shall, in each case, be governed exclusively by such applicable plan or agreement, as applicable.

(b) By the Company for Cause or by Executive without Good Reason.

(i) The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company for Cause (as defined below) with immediate effect and (B) shall terminate automatically upon the effective date (following the Notice Period) of Executive’s resignation for any reason other than Good Reason (as defined below).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s act of fraud, embezzlement or theft in connection with Executive’s duties or in the course of Executive’s employment; (B) refusal to perform Executive’s material duties (other than as a result of illness, Disability (as defined below), accident or other physical or mental incapacity); provided, that (x) a demand for the performance of services has been delivered to Executive by the Company at least 30 days prior to such termination identifying the manner in which the Company believes Executive has failed to perform and (y) Executive has thereafter failed to remedy such refusal to perform within 10 days following Executive’s receipt of such demand; (C) the engaging by Executive in willful, reckless or grossly negligent misconduct which is or may be materially injurious to the Company or other member of the Company Group; (D) (x) a material breach of the terms of this Agreement other than Section 6 or Section 7 here of that if capable of cure, Executive fails to cure within 10 days after the Company provides written notice to Executive identifying the alleged breach or (y) a material breach of any provision of Section 6 or Section 7 hereof or any Other Restrictive Covenants (as defined below); or (E) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime against the Company Group or a felony.

(iii) If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(A) Base Salary through the date of termination;

(B) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided, that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(C) such Employee Benefits (other than with respect to annual or quarterly bonuses, incentive plans and severance benefits), if any, to which Executive may be entitled, payable in accordance with the terms and conditions of plan, program and policies (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause (or Executive’s resignation when grounds for Cause exist), except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) If Executive resigns for any reason other than Good Reason (and no grounds for Cause exist), provided that Executive will be required to comply with the Notice Period requirement in Section 5(a), Executive shall be entitled to receive the Accrued Rights. During the Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect either to (x) pay to Executive Base Salary in lieu of notice (in which case, Executive’s employment shall terminate on the date so elected by the Company) or (y) place Executive on “garden leave” (such period, if elected, the “Garden Leave Period”). If such Garden Leave Period is elected by the Company, then during the Garden Leave Period, Executive shall (x) remain an employee of the Company but not be required to perform any duties for the Company or attend work and (y) be eligible for continued Base Salary and medical benefits, but no other compensation, including no incentive compensation, commissions, or continued vesting in equity incentives or other awards. Following such resignation by Executive for any reason other than Good Reason (when no grounds for Cause exist), except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company at a time when Executive has a Disability (as defined below), with immediate effect and (B) shall terminate automatically upon Executive’s death.

(ii) For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any Substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of inability to engage in any substantial gainful activity of not less than six months. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company (and reasonably acceptable to Executive) and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company as necessary).

(iii) Upon termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability (when no grounds for Cause exist), Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) any Annual Bonus earned, but unpaid, in respect of any completed bonus period as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement) (the “Prior Bonus”).

Following such termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability (when no grounds for Cause exist), except as set forth in this Section 5(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) By the Company Without Cause (other than by reason of death or Disability); Resignation by Executive for Good Reason.

(i) If Executive’s employment is terminated by the Company without Cause (other than as described in Section 5(c)(i)) or by Executive for Good Reason (when no grounds for Cause exist), Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) any Prior Bonus; and

(C) subject to Executive’s continued compliance with Section 6 and Section 7 hereof, (i) 18 months of severance payments at the Base Salary and Annual Bonus rates in effect immediately prior to the date Executive’s employment terminates or, in the event of a resignation for Good Reason as a result of a reduction in Base Salary or Annual Bonus, at the rate in effect immediately prior to the reduction that gave rise to Good Reason, paid in monthly installments in accordance with the Company’s standard payroll practices; (ii) a pro rata portion of the Annual Bonus for the calendar year in which such termination occurs based on the number of days Executive remained employed during the calendar year in which the termination occurs, which shall be paid in accordance with the timing set forth in Section 3(b); and (iii) if Executive timely elects continuation of Executive’s medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive’s (and Executive’s eligible dependent’s) coverage and participation under the Company Group’s medical and dental benefit plans in which Executive and Executive’s eligible dependents were participating immediately prior to termination of employment pursuant to this Section 5(d)(i) (“Medical and Dental Benefits”) shall continue at the same cost to Executive as the cost for the Medical and Dental Benefits immediately prior to such termination until the earlier of (x) the 18-month anniversary of the date of termination, or (y) the date on which Executive becomes eligible for medical and/or dental coverage from Executive’s subsequent employer (it being understood that such continuation of coverage may be made by paying Executive a series of monthly payments sufficient, after payment of federal, state and local income taxes, to pay the applicable portion of the monthly COBRA premium). Following the termination of COBRA continuation benefits as described above, Executive may choose to continue the Medical and Dental Benefits under COBRA at Executive’s own expense, if any, for the remainder of any period required or permitted by law.

Following such termination of employment without Cause by the Company or a resignation by Executive for Good Reason (when no grounds for Cause exist), except as set forth in this Section 5(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Release. Amounts payable to Executive under Section 5(c)(iii)(B) and Section 5(c)(iii)(C) or Section 5(d)(i)(B) and Section 5(d)(i)(C) (the “Conditioned Benefits”) are subject to (A) Executive’s (or Executive’s estate’s, survivors’ or beneficiaries’ (as the case may be)) execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit I (the “Release”), within 60 days following the date of termination and (B) the expiration of any revocation period contained in such Release Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the 60-day period following the date of termination begins in one calendar year and ends in a second calendar year, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(iii) For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s prior written consent: (A) a material reduction (i.e. more than 10%) in Executive’s Base Salary, target Annual Bonus opportunity or, prior to the occurrence of an initial public offering, target equity award (except for, in each case, any across-the-board reductions applied to similarly situated Company employees); (B) (x) a material diminution of Executive’s duties, responsibilities or authority at the Company Group measured in the aggregate, including but not limited to an adverse change in Executive’s title or a change in Executive’s reporting obligations; (C) the relocation of Executive’s primary office location to a location that is more than 25 miles from Executive’s then primary office location; or (D) the Company’s material breach of any term of this Agreement; provided, that no event or condition described in clauses (A), (B), (C) or (D) above will constitute Good Reason unless (x) Executive gives the Company written notice of such event or condition giving rise to Good Reason within 60 days after Executive first learns of such event or condition, (y) the Company fails to cure such event or condition within 30 days after receipt of such notice and (z) Executive resigns from employment within 30 days following the expiration of such cure period.

(e) Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Company’s board of managers or comparable governing body (and any committees thereof) and the board of managers or comparable governing bodies (and any committees thereof) of any other Company Group member. If, for any reason, this Section 5(e) is deemed insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may reasonably deem necessary to effectuate such resignations within 10 business days following the Company’s request, and if Executive fails to execute such documents or instruments within such 10-business day period, Executive shall forfeit all of the Conditioned Benefits.

(f) Suspension. If the Company has reasonable grounds to believe that an event constituting Cause may have occurred, the Company shall have the right to suspend any or all of Executive’s duties, functions, responsibilities or authorities, or require Executive to take “garden leave” for such reasonable period and on such terms as it considers appropriate, including a requirement that Executive shall not be present on the Company’s premises or contact any of its suppliers, clients, business relations, customers or staff. Any suspension and/or garden leave pursuant to this Section 5(f) will be on full pay, and Executive’s benefits under this Agreement will continue to be provided. During any such period, Executive shall remain eligible to receive any incentive compensation, including the Annual Bonus, and shall continue vesting in any equity incentives or other awards, including any Annual MIP Awards.

6. Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates (collectively, the “Company Group”), and further acknowledges and recognizes that Executive has received, and will receive, Confidential Information (as defined below) and other trade secrets of the Company Group, and accordingly agrees as follows:

(a) Non-Competition.

(i) During the Employment Term and for a period of 18 months following the Employment Term (the “Post-Employment Restricted Period”), Executive shall not, anywhere within the Restricted Territories, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant or advisor) or participate in the ownership, management, operation or control of, or be connected in any manner (including, without limitation, as a creditor, lessor or otherwise) with, any Competitive Business.

(ii) For purposes hereof, the following terms shall have the following meanings; provided, that the scope of businesses and the jurisdictions within which Executive has agreed not to compete pursuant to Section 6(a)(i) (x) during the Employment Term shall, for any challenged activity of Executive, be determined as of the date of any such activity, and (y) during the Post-Employment Restricted Period shall, for any challenged activity of Executive, be determined as of the last day of the Employment Term.

(A) “Competitive Business” shall mean any business, activity, enterprise or venture that conducts activities or provides products or services that compete with, or are substitutes for, any product or service conducted, offered or provided by any member of the Company Group (or that the members of the Company Group took reasonable steps within the preceding six months to conduct, offer, or provide, and of which Executive was aware). For the avoidance of doubt, Competitive Business shall include, but is not limited to, any business of developing, manufacturing, marketing, distributing, and billing payors for medical supplies.

(B) “Family Member” shall mean, with respect to any natural person, (w) such natural person’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (each, a “Related Person”), (x) a trust (including but not limited to an; estate planning trust) under which distributions may be made only to such natural person or Related Person, (y) a charitable remainder trust, the income from which will be paid to such natural person during his life or (z) a corporation, partnership or limited liability company, the shareholders, partners or members of which are only such natural person and/or his Related Persons.

(G) “Restricted Territories” shall mean (i) the United States or (ii) any foreign country, state, province or territory where the Company Group conducts its business, directly or indirectly, or has taken reasonable steps to conduct its business. Executive acknowledges that the geographic restrictions set forth in this Section 6(a) are reasonable and necessary to protect the goodwill of the business conducted by the Company Group.

(iii) Nothing herein shall prohibit Executive (together with Executive’s Family Members) from being a passive owner of not more than 5% (in the aggregate) of the outstanding stock of any class of a corporation which is publicly traded so long as none of such persons has any active participation in the business of such corporation.

(b) Non-Solicitation; Non-interference. During the Employment Term and the Post-Employment Restricted Period, Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, through another person, (a) induce or attempt to induce any individual or entity that is an employee or contractor of any member of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between the members of the Company Group and any such employee or contractor, (b) hire or retain any such individual that was an employee of any member of the Company Group at any time during the 12-month period immediately prior to the date on which such hiring or retention would take place, or (c) call on, solicit or service any customer, supplier; licensee, licensor or other business relation of any member of the Company Group with whom Executive had business contact or about which Executive had Confidential Information during the Employment Term in order to induce or attempt to induce such person to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any member of the Company Group (including by making any disparaging statements about the Company Group).

(c) Non-Disparagement. Executive shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage, any member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives (in any such case, to the extent known to Executive), with respect to any of their respective past or present business activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that the foregoing shall not apply to statements made by Executive in good faith or for the purposes of enforcing any of Executive’s rights under this Section 6 or under any other agreement now or hereafter in effect, responding to incorrect public statements, defending against or bringing any claim or claims against or by Executive, including any arbitral or administrative proceedings, so long as such statements are made in connection with a bona fide dispute brought or pending before a court, administrative body or arbitration panel and Executive has a good faith basis for believing that the statements are true, when required to do so by law, subpoena or court order and/or when responding to any inquiry by any regulatory or investigatory organization, Following Executive’s termination of employment, the Company Group shall instruct members of the Board and executive officers of the Company not to, whether in writing or orally, malign, denigrate, or disparage Executive or make any statements that tend to portray Executive in an unfavorable light or which could adversely affect Executive’s reputation and business relationships with the public generally; provided, that the foregoing shall not apply to statements made in good faith for the purposes of enforcing any of the Company Group’s rights under this Section 6 or under any other agreement now or hereafter in effect, responding to incorrect public statements, defending against or bringing any claim or claims against or by Executive, including any arbitral or administrative proceedings, so long as such statements are made in connection with a bona fide dispute brought or pending before a court, administrative body or arbitration panel and such individual has a good faith basis for believing that the statements are true, when required to do so by law, subpoena or court order and/or when responding to any inquiry by any regulatory or investigatory organization.

(d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable and necessary to protect the Company’s legitimate business interests and of the Company’s contemplated grant of incentive equity interests to Executive, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e) To the extent permitted by law, the period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief. The period of time during which the provisions of this Section 6 shall be in effect shall be reduced by the Garden Leave Period (if elected by the Company).

(f) The provisions of this Section 6 shall survive the termination of Executive’s employment for any reason.

7. Non-Disclosure; Inventions.

(a) Confidentiality. During the course of Executive’s employment with the Company, Executive will have access to Confidential Information. “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (regardless of whether patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive, agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of

Executive’s duties hereunder and for the benefit of the Company Group, either during the Employment Term or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of any member of the Company Group to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during the Employment Term. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive, (b) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive, (c) becomes available to Executive on a non-confidential basis from a source (other than a member of the Company Group) which is not known by Executive to be prohibited from disclosing such information to Executive or (d) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors, personal tax or financial advisors and, solely for the purpose of disclosing the limitations on Employee’s conduct imposed by Sections 6 and 7 hereof, prospective future employers, in each case, who agree to keep such information confidential. 18 U.S.C. §1833(b) provides: “an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b), Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has, the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(b) Inventions.

(i) Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company Group and which are conceived, developed or made by Executive while employed by any member of the Company Group, whether before or after the date of this Agreement (“Work Product”), belong to the Company and/or one or more other members of the Company Group. Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Term) to establish and confirm such ownership (including executing any assignments, consents, powers of attorney and other instruments). Any copyrightable Work Product prepared in whole or in part by Executive in the course of Executive’s employment by the Company will be deemed “a work made for hire” under Section 201(b) Of the 1976 Copyright Act, and the Company and/or the other members of the Company Group shall own all of the rights comprised in the copyright therein. Executive hereby assigns all right, title and interest in and to all Work Product to the Company and/or the other members of the Company Group, Without limiting the generality of the foregoing, Executive agrees to assist the Company, at the Company’s expense, in every proper way to secure the rights of the members of the Company Group in the Work Product in any and all countries, including the execution of all applications, specifications, oaths, assignments and all other instruments necessary in order to apply for and obtain rights in such

Work Product and in order to assign and convey to the members of the Company Group and their respective successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Employment Term. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason (including Executive’s refusal to do so after request therefor is made by the Company in writing) to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patent, trademark or copyright registrations covering Work Product assigned to the Company and/or the other members of the Company Group pursuant to this Section 7, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, trademark or copyright registrations thereon with the same legal force and effect as if executed by Executive, Executive agrees not to apply for or pursue any application for any United States or foreign patent, trademark or copyright registrations covering any Work Product other than pursuant to this Section 7 in circumstances where such patent, trademark or copyright registrations are or have been assigned to the Company and/or the other members of the Company Group. Any written records of Work Product made by Executive (solely or jointly with others) during the Employment Term shall be available to, and remain the sole property of, the Company and/or the other members of the Company Group at all times.

(ii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any Company Group member or their respective affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party, Executive shall comply with all relevant policies and guidelines of the Company Group that ate from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iii) Executive has listed on the attached Exhibit II, Works that are owned by Executive, in whole or jointly with others prior to Executive’s employment with the Company (collectively, “Prior Works”). Executive shall not use any Prior Work during Executive’s employment with the Company, without prior written consent of the Company. If, during Executive’s employment with the Company, Executive uses or incorporates into any Company product, service or process any Prior Work (or any portion of a Prior Work), in any manner whatsoever, Executive grants the Company a perpetual (or the maximum time period allowed by applicable law), sublicensable, assignable., royalty-free right and worldwide license to use, modify, reproduce, reduce to practice, market, distribute, communicate and/or sell such Prior Work or portion of such Prior Work used by Executive in such Company product, service or process.

(c) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason.

8. Scope and Enforcement of Covenants.

(a) Executive acknowledges that the provisions of Section 6 and Section 7 hereof are in consideration of the good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 6 and Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company Group of the non-enforcement of Section 6 and Section 7 outweighs any potential harm to Executive of their enforcement by injunction or otherwise, Executive acknowledges that he has carefully read Section 6 and Section 7 hereof and has given careful consideration to the restraints imposed upon Executive thereby, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company Group now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by Section 6 and Section 7 is reasonable with respect to subject matter and time period. It is specifically recognized by Executive that his services to the Company Group arc special, unique, and of extraordinary value, that the Company Group has a protectable interest in the obligations imposed on Executive as provided in Section 6 and Section 7 hereof and that money damages are insufficient to protect such interest, that there is adequate consideration being provided to Executive hereunder, that such prohibitions would be necessary and appropriate without regard to payments being made to Executive hereunder, and that the Company would not enter this Agreement with Executive without the restrictions in Section 6 and Section 7. Executive further acknowledges that the provisions of Section 6 and Section 7 hereof are separate and independent of the other sections of the Agreement. In the event that the agreements in Section 6 or Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(b) Executive acknowledges and agrees that the remedies of the Company Group at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, any of the Company Group, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise; required by this Agreement and maybe entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, In addition, upon any breach of Section 6 or Section 7 of this Agreement. Executive shall promptly return to the Company Group upon request all cash payments made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant Governmental Entity, in which case such tax amounts also shall be returned to the Company Group). Any determination under this Section 8 of whether Executive is incompliance with Section 6 and Section 7 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company Group could obtain an injunction: or other relief under the law of any particular jurisdiction.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof that would direct the application of the law of any Other jurisdiction (except that the provisions of Section 6 shall be governed by the law of the State of Illinois, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction).

(b) Jurisdiction; Venue. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(i).

(c) Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by the Company, and supersedes all prior agreements and understandings (including, without limitation, (i) that certain Employment Agreement, dated December 22, 1995, (ii) that certain Employment Agreement, dated June 1, 2000, (iii) that certain Letter of Understanding, dated May 25, 2006 and (iv) that certain Employment and Confidentiality Agreement, dated July 15, 2018, and any verbal agreements or understandings, but excluding (w) that certain Noncompetition Agreement, dated June 1, 2000, (x) that certain Noncompetition Agreement, dated November 13, 2001, (y) that certain Noncompetition Agreement, dated July 15, 2008 and (z) that certain Protective Covenants Agreement, dated May 1, 2015) between Executive and the Company regarding the terms and conditions of Executive’s employment with the Company, with the exception of any applicable prior invention assignment, the other agreements expressly excluded herein and Executive’s Subscription Agreements under the Plan. In addition, if the Company Group is or becomes a party to one or more agreements with Executive related to the matters subject to Section 6 or Section 7 (such other agreements), “Other Restrictive Covenants”), such Other Restrictive Covenants shall remain in full force and effect and continue in addition to, and riot in lieu of, this Agreement, including, without limitation, any covenants pertaining to confidentiality, nondisclosure, non-competition, intellectual property, non-solicitation and non-disparagement applicable to Executive, subject to the terms of any agreements setting forth any Other Restrictive Covenant; provided, that the duration of the post-termination restricted period set forth in any Other Restrictive Covenant shall be extended to be the same duration as, but not exceed, the Post-Termination Restricted Period set forth in this Agreement, There are no restrictions, agreements, promises, warranties, Covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided herein and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to any Company Group member to the extent permitted by law. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer (except as provided for in Section 5(d)(i)(C)), self-employment or other endeavor.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to all or any parties of the business operations of the Company, or to any Company Group member. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.

(h) Compliance with Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or Interest.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and (y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(v) For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance: herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Medline Industries, LP

Three Lakes Drive

Northfield, IL 60093

Attention:   Alex Liberman

Email:     [email address]

with a copy to (which shall not constitute notice)

c/o Blacks tone Inc.

345 Park Avenue

New York, New York 10154

Attention:  Joseph Baratta

  Anushka Sunder

Email:    [email addresses]

and

c/o The Carlyle Group

One Vanderbilt Avenue, Suite 340

New York, NY 10017

Attention:  Robert Schmidt

  Zachary Marshall

Email:    [email addresses]

and

c/o Hellman & Friedman LLC

415 Mission Street, Suite 5700

San Francisco, CA 94105

Attention:  Arrie Park

Email:    [email address]

and

c/o Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Gregory Grogan

  Jeannine McSweeney

Email:    [email addresses]

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider or that could restrict the ability of Executive to perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.

(k) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving any Company Group member for any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by any Company Group member, as may be reasonably requested by a Company Group member in writing. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, the applicable Company Group member shall (i) use its reasonable efforts to minimize interruptions to Executive’s personal and professional schedule and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. Executive agrees to promptly inform the Company Group if (i) Executive becomes aware of any claims that may he filed or threatened against the Company Group or its affiliates, other than as may be filed by Executive and (ii) to the extent Executive is legally permitted, if Executive is asked to assist in any investigation of the Company Group or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required.

(l) Withholding Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The execution of this Agreement may be by actual, facsimile or electronic signature.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Medline Industries, LP

/s/ Alex Liberman
By:	Alex Liberman
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Jim Pigott
Jim Pigott

Exhibit I

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to Medline Industries, LP (the “Company”) as of this    day of     , 20 , by Jim Pigott (“Executive”). Executive agrees as follows:

1. The employment relationship between Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the day    of     ,20  (the “Termination Date”) pursuant to Section 5 of the Employment Agreement between the Company and Executive dated October 1, 2023 (“Employment Agreement”).

2. In consideration of the Company’s payment/provision of the Conditioned Benefits (as defined in the Employment Agreement) (collectively, as applicable, the “Separation Terms”) and this Release, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of Executive and Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans, and including, for the avoidance of doubt, any holder of 10% or more of the beneficial ownership of the Company.

3. Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has up to 21 days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this 21-day review period; and (iii) for a period of seven days following the execution of this Release in duplicate originals, Executive may revoke this Release in writing delivered to the General Counsel of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4. Notwithstanding anything to the contrary, this Release does not release the Company Released Parties from (i) any obligations due to Executive under the Separation Terms or with respect to the Accrued Rights (as defined in the Employment Agreement), (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage, (iii) any vested rights Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of Executive as an equityholder or member of the Company or its affiliates, (v) any rights of Executive pursuant to any equity or incentive award agreement with the Company or a member of the Company Group (as such term is defined in the Employment Agreement), including but not limited to Mozart Management Aggregator LLC and Mozart Holdings, LP, (vi) any COBRA (as defined in the Employment Agreement) continuation coverage rights under applicable law or rights and claims for worker’s compensation or unemployment benefits, (vii) any rights or claims challenging the validity of this Agreement under the ADEA or (viii) any rights which cannot be waived by an employee under applicable law.

5. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

6. Executive represents and warrants that Executive has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

7. Executive waives any right to reinstatement or future employment with the Company following Executive’s separation from the Company on the Termination Date.

8. Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.

9. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

10. This Release represents the complete agreement between Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

11. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

[Signature Follows]

Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

Executive has executed this Release as of the day and year first written above.

EXECUTIVE

Jim Pigott

[Signature Page to Release]

Exhibit II

LIST OF PRIOR WORKS

The following is a list of all Works that are owned by Executive, in whole or jointly with others prior to Executive’s employment with the Company:

Title	Date	Description (including any registration or application numbers)

Except as indicated above on this Exhibit II (and on any attached Sheets as indicated below), Executive has no Prior Works to disclose pursuant to this Agreement.

   Additional sheets attached

EXECUTIVE

/s/ Jim Pigott
Jim Pigott

Date: 8/6/23